Filed Pursuant to Rule 424(b)(3)
                                        Registration No. 333-94509

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 4, 2000)


                               698,835 Shares

                              ACTIVISION, INC.

                                Common Stock

                            ---------------------

          The stockholders of Activision, Inc. listed in this prospectus under the section entitled "Selling Stockholders" are offering and selling up to 698,835 shares of Activision's common stock under this prospectus.

          Certain of the selling stockholders acquired their shares of Activision common stock in connection with Activision's acquisition on September 30, 1999, of JCM Productions, Inc. dba Neversoft Entertainment, a California based console software development company. Such selling stockholders constituted all of the stockholders of Neversoft prior to the acquisition. This prospectus supplement reflects the transfer of shares of Activision common stock from the former Neversoft stockholders to certain other selling stockholders.

          Activision will not receive any of the proceeds from the sale of shares being offered by the selling stockholders.

          Activision's common stock is traded in the NASDAQ National Market System under the symbol "ATVI." On February 14, 2000, the last sale price for the common stock as reported on the NASDAQ National Market System was $14.375 per share.

          No underwriting is being used in connection with this offering of common stock. The shares of common stock are being offered without underwriting discounts. The expenses of this registration will be paid by Activision. Normal brokerage commissions, discounts and fees will be payable by the selling stockholders.

          For a discussion of certain matters that should be considered by prospective investors, see "Risk Factors" starting on page 2 of this Prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of common stock offered or sold under this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


        The date of this Prospectus Supplement is February 17, 2000.

                            SELLING STOCKHOLDERS

          The following table, which sets forth certain information regarding the beneficial ownership of shares of Activision common stock by the selling stockholders as of February 8, 2000, and the number of shares of common stock being offered by this Prospectus Supplement, has been updated from the table contained in the Prospectus dated February 4, 2000, to include as selling stockholders certain transferees of shares of Activision common stock previously listed as owned by Joel J. Jewett, Michael West and Christopher Ward. Such update reflects the transfer of shares of Activision common stock from the former Neversoft stockholders to certain other selling stockholders.

                       Beneficial Ownership of Common Stock
                               Prior to the Offering
                        --------------------------------   Number of Shares
Name and Address of                       Percentage of    of Common Stock
Selling Stockholder     Number of Shares  Class(1)         Being Offered
-------------------     ----------------  --------------   ----------------

Joel J. Jewett             159,220            *               159,115
3435 William Drive
Newbury Park, CA 91320

Michael West               157,225            *               157,225
532 Pier Avenue, #A
Santa Monica, CA 90405

Christopher Ward           157,225            *               157,225
2925 4th Street, #6
Santa Monica, CA 90405

Jason Uyeda                 26,730            *                26,730
4326 Yukon Avenue
Simi Valley, CA 93063

Kendall Harrison            23,670            *                23,670
22330 Victory Blvd., #203
Woodland Hills, CA 91367

Noel Hines                  17,640            *                17,640
6333 Canoga Avenue, #183
Woodland Hills, CA 91367

David Cowling               22,500            *                22,500
2500 Abbot Kinney Blvd., #10
Venice, CA 90291

Jason Keeney                 9,090            *                 9,090
1505 Barry Avenue, #110
Los Angeles, CA 90025

Mark Scott                   6,030            *                 6,030
22101 Erwin St., #P209
Woodland Hills, CA 91367

Chad Findley                 7,920            *                 7,920
1929 N. Argyle Ave., #5
Hollywood, CA 90068

Aaron Cammarata              9,090            *                 9,090
500 West 122nd St., Apt. 4D
New York, NY 10027

Silvio Porretta             13,320            *                13,320
1224 Tenth Street, #E
Santa Monica, CA 90401

Johnny Ow                    8,460            *                 8,460
3745 Glendon Ave., #111
Los Angeles, CA 90034

Ralph D'Amato                4,230            *                 4,230
3171 W. Sierra Drive
Westlake Village, CA 91362

Matt Duncan                  4,860            *                 4,860
14270 Dickens Street, #1
Sherman Oaks, CA 91423

Ryan J. McMahon              5,400            *                 5,400
22036 Collins St., Apt. 203
Woodland Hills, CA 91367

Christopher J. Rausch        6,030            *                 6,030
1212 Evergreen Avenue
Fullerton, CA 92835

Darren M. Thorne             8,460            *                 8,460
20023 Archwood Street
Winnetka, CA 91306

Christopher Glenn            3,600            *                 3,600
6333 Canoga Avenue, #175
Woodland Hills, CA 91367

Mark Burton                 13,320            *                13,320
5405 Kester Avenue, #207
Sherman Oaks, CA 91411

Scott Pease                 18,380            *                18,180
10368 1/2 Ashton Avenue
Los Angeles, CA 90024

Kevin Mulhall                4,230            *                 4,230
560 Highview Street
Newbury Park, CA 91320

Alan Flores                  1,710            *                 1,710
567 Washington Blvd.
Marina Del Rey, CA 90292

Garvin Jesdanun              6,156            *                 1,710
1645 Armacost Avenue
Los Angeles, CA 90025

Peter Day                    6,030            *                 6,030
6 Wells Road
Merrow Park, Guildford
Surrey GU4 7XQ UK

Lisa N. Edmison              1,260            *                 1,260
222 Bennett Avenue
Long Beach, CA 90803

David R. Stohl               4,467            *                 1,800
14454 Glorietta Drive
Sherman Oaks, CA 91423

All Selling Stockholders
  as a group               706,253            *               698,835
____________
*   Less than 1%.

(1) Percentages are based on 25,540,813 shares of common stock that were issued and outstanding as of February 10, 2000.

          The Company entered into an agreement and plan of reorganization (the "Merger Agreement") with Neversoft Entertainment and Joel Jewett, Michael West and Christopher Ward, who were the sole shareholders of Neversoft. The transaction contemplated by the Merger Agreement was consummated on September 30, 1999.

          In order to ensure that the representations, warranties and covenants made by the former Neversoft stockholders under the Merger Agreement are not breached, and in order to provide a source of indemnification to Activision pursuant to such agreement, each of the former Neversoft stockholders deposited in escrow pursuant to a warranty escrow agreement ten percent (10%) of the total number of shares of Common Stock issued to such stockholder in connection with the transaction, an aggregate of 69,885 shares of Common Stock, to be held until the earlier of (i) September 30, 2000, (ii) the date on which Activision's auditors complete their first fiscal year end audit of financial statements containing combined operations of Activision's and Neversoft's businesses, or (iii) the date set forth in a joint written direction executed by Activision and the former Neversoft stockholders.

          Prior to the acquisition of Neversoft by Activision, Neversoft was party to various development agreements with Activision. Other than such contracts and the fact that the selling stockholders are employees of Neversoft, which became a wholly owned subsidiary of the Company in September 1999 pursuant to the Merger Agreement, none of the selling stockholders has had a material relationship with the Company within past three years.